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                                   EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            NET VALUE HOLDINGS, INC.
                                                                     EXHIBIT 3.2

         The undersigned, desiring to amend the Certificate of Incorporation of Net Value Holdings, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: The Board of Directors of the Corporation, by unanimous written consent of its members, evidenced by a written consent action and approval of the requisite vote of the stockholders, has duly adopted the following resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation:

                  RESOLVED, that the Resolution is hereby approved and that the Certificate of Incorporation of the Corporation be amended by deleting Article First thereof in its present form and substituting therefore a new Article First in the following form:

                           "1. The name of the corporation is Stonepath
                  Group, Inc."


                  RESOLVED, that Article Fourth, Section 4 of the Certificate of Incorporation of the Company, as amended to date, be restated in its entirety to read:

                           4. The authorized capital stock of the Corporation
                  shall consist of 110,000,000 shares of which 10,000,000 shall be Preferred Stock, with a par value of $.001 per share, and 100,000,000 shall be Common Stock, with a par value of $.001 per share, and the voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are set forth hereinafter:

                                    (a) The Preferred Stock may be issued in one
                  or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection (b) of this section 4.

                                    (b) Authority is hereby vested in the Board
                  of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to (viii) inclusive:

                                            (i)      The number of shares to
                  constitute such series, and the distinctive designations thereof;

                                            (ii)     The voting powers, full or
                  limited, if any, of such series;

                                            (iii)    The rate of dividends
                  payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative.

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                                            (iv)     The redemption price or
                  prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

                                            (v)      the requirement of any
                  sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

                                            (vi)     The rights of shares of
                  such series upon the liquidation of, dissolution or winding up of, or upon any distribution of the assets, the Corporation;

                                            (vii)    The rights, if any, of the
                  holders of shares of such series to convert such shares into, or to exchange such shares for shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange; and

                                            (viii)   any other preferences and
                  relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

                                    (c) The number of authorized shares of
                  Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

  SECOND: That the aforesaid amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

   THIRD:         That this amendment shall become effective when filed.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Andrew P. Panzo, its Chairman and Chief Executive Officer and Stephen M. Cohen, its Secretary, this 25th day of September, 2000.

                                             NET VALUE HOLDINGS, INC.


                                             By:
                                                --------------------------------
                                                Andrew Panzo, Chairman & CEO


                                             By:
                                                --------------------------------
                                                Stephen M. Cohen, Secretary


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